Exhibit 5.1

[BAKER & HOSTETLER LLP LETTERHEAD]

December 4, 2009

Searchlight Minerals Corp.
2441 West Horizon Ridge Pkwy., Suite 120
Henderson, Nevada 89052

Re:  Searchlight Minerals Corp.

Gentlemen:

We have acted as counsel for Searchlight Minerals Corp., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3 (the “Registration Statement”).  The Registration Statement relates to the offer and sale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”), of up to 17,819,859 shares of common stock, par value $0.001 (the “Common Stock”), including 11,678,596 shares (the “Shares”) of Common Stock and 6,141,263 shares (the “Warrant Shares”) of Common Stock issuable upon exercise of certain of the Company's outstanding common stock purchase warrants (the “Warrants”) held by the Selling Stockholders, and attached common stock purchase rights (the “Rights”), of the Company.

In acting as counsel to the Company, we have examined originals or copies, certified to our satisfaction, of such documents, corporate records and other instruments, as we have deemed necessary.  In addition, we have examined such books and records of the Company, as in our judgment, is necessary or appropriate to enable us to render the opinions expressed below.  In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

The terms of the Rights are as set forth in the Company’s Rights Agreement, dated as of August 24, 2009, between the Company and Empire Stock Transfer Inc., as Rights Agent.

We are opining herein only as to the effect of the federal laws of the United States and the General Corporation Law of the State of Nevada, including the statutory provisions and all applicable provisions of the Nevada Constitution and the reported judicial cases interpreting those laws currently in effect, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Searchlight Minerals Corp.
December 4, 2009

Based upon the foregoing, it is our opinion that:

1.  The issue and sale of the Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and non-assessable.

2.  The issue and sale of the Warrant Shares have been duly authorized by all necessary corporate action of the Company and, when issued to the Selling Stockholders in the manner contemplated by the prospectus, which forms a part of the Registration Statement, will be validly issued, fully paid and non-assessable.

3.  The Rights attached to the Common Stock, when issued pursuant to the Rights Agreement, will be duly authorized and validly issued.

We consent to the use of this opinion as an exhibit to the Registration Statement and the use of our name in the Registration Statement and the prospectus.  By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or the prospectus, within the meaning of the term “expert,” as used in Section 11 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours, /s/ Baker & Hostetler LLP BAKER & HOSTETLER LLP